Exhibit 1

EXECUTION VERSION

FORBEARANCE AGREEMENT

AND

INCREMENTAL AMENDMENT TO FINANCING AGREEMENT

This FORBEARANCE AGREEMENT AND INCREMENTAL AMENDMENT TO FINANCING AGREEMENT (together with each exhibit, schedule and/or attachment hereto, this “Agreement”) dated as of February 27, 2020, is entered into by and among EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation (“Borrower”), and all Subsidiaries of Borrower, as Guarantors, the Required Lenders under the Existing Financing Agreement that are party hereto, the Incremental Term Lenders party hereto and CORTLAND CAPITAL MARKET SERVICES LLC and its successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent,” as applicable, and from time to time referred to herein without differentiation as an “Agent”).

Reference is made to the Financing Agreement, dated as of September 16, 2019, entered into by and among Borrower, the Guarantors party thereto, the Lenders party thereto, certain other parties and the Agent (the “Existing Financing Agreement,” as amended by this Agreement and as further amended, modified and supplemented from time to time, the “Financing Agreement”).

Borrower has requested that (i) the financial institutions party hereto and listed on Schedule A (the “Incremental Term Lenders”) provide in the aggregate $3,214,285.71 in additional Term Loan Commitments having the same terms as the existing Term Loan Commitments, as amended hereby, (the “Incremental Term Loan Commitments” and the loans made thereunder, the “Incremental Term Loans”);

The Loan Parties have requested that the Lenders and the Agent forbear from exercising certain rights, remedies, powers, privileges and defenses under the Financing Agreement and the other Loan Documents, for the period of time set forth herein and subject to the terms and conditions hereof, solely with respect to the following Events of Default and/or expected or anticipated Events of Default arising under the Financing Agreement and the other Loan Documents (collectively, the “Specified Defaults”):

(a) the failure and expected failure during the Forbearance Period of Borrower and its Subsidiaries to comply with the financial covenants contained in Section 6.8 of the Financing Agreement;

(b) the failure to timely take title to and reflect the Lien in favor of the Collateral Agent on certain vehicles as required by Schedule 5.15 of the Financing Agreement; and

(c) the occurrence and continuance prior to the Effective Date of any Default or Event of Default under the Financing Agreement, other than a Default or Event of Default arising under Section 2.13(a)(asset sale proceeds), Section 2.13(d)(debt issuance proceeds), Section 4.34 (materially false information), Section 6.1 (debt), 6.2 (liens), 6.5 (Restricted Junior Payments with respect to clauses (a), (b) or (c) of such definition) or 6.9(in respect of dispositions of assets) in each case of the Financing Agreement.

The Agent and the Lenders party hereto are willing to, solely for the period of time set forth herein and expressly in all respects subject to the terms and conditions hereof, forbear from exercising certain rights, remedies, powers, privileges and defenses under the Financing Agreement and the other Loan Documents solely with respect to the Specified Defaults. In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties, the Agent and the Lender hereby agree as follows:

Section 1. Definitions and Rules of Interpretation. Except as otherwise defined in this Agreement, terms defined in the Financing Agreement or the other Loan Documents are used herein as defined therein. For purposes of this Agreement, the following terms shall have the following meanings:

1.01. Defined Terms.

“13-Week Forecast” has the meaning specified in Section 4.04 of this Agreement.

“2020 Budget” has the meaning specified in Section 6.11 of this Agreement.

“Balance Date” has the meaning specified in Section 3.01(c) of this Agreement.

“Collateral” has the meaning set forth in the Collateral Documents.

“Effective Date” means the date on which the conditions specified in Section 6 are satisfied (or waived by the Lender).

“Excepted Representations” means the representations and warranties contained in Section 8.05(c) (regarding the absence of any Defaults) of the Financing Agreement.

“Existing Financing Agreement” has the meaning specified in the first recital of this Agreement.

“Forbearance Period” has the meaning specified in Section 3.02 of this Agreement.

“Forbearance Termination Date” means the earliest to occur of (a) September 30, 2020, (b) the occurrence of any Event of Default other than the Specified Defaults, or (c) the date on which any breach of any of the conditions or agreements, including without limitation the Liquidity Milestone, provided in this Agreement shall occur (it being agreed that the breach of any such condition or agreement shall constitute an immediate and incurable Event of Default under the Financing Agreement without the requirement of any notice, demand, passage of time, presentment, protest or forbearance of any kind by any Loan Party (all of which each Loan Party waives)).

“Incremental Term Lenders” has the meaning specified in the second recital of this Agreement.

“Incremental Term Loan Commitments” has the meaning specified in the second recital of this Agreement.

“Incremental Term Loans” has the meaning specified in the second recital of this Agreement.

“Lender Parties” has the meaning specified in Section 8 of this Agreement.

“Liquidity Milestone” has the meaning specified in Section 4.03 of this Agreement.

“Material Action” means any action which could reasonably be expected to (i) have a material adverse effect on the business or financial condition of any of the Loan Parties, (ii) cause the Loan Parties to violate any term of this Agreement or any other Loan Document or (iii) adversely affect the rights and remedies of the Lender. For the avoidance of doubt, each of the following shall be a Material Action: (a) any Person instituting, taking any step to institute, or consenting to or failing to object to any other Person instituting, any proceeding under the Bankruptcy Code or similar law with respect to any Loan Party, (b) any Loan Party amending any compensation agreement or arrangement, or management agreement, to which a Loan Party is a party or by which it is bound, (c) any Loan Party making any Restricted Junior Payment or any other dividend, distribution or other transfer of value on account of the equity interests of a Loan Party other than a transfer by a Subsidiary of Borrower to Borrower, provided, however, that Borrower may, to the extent constituting a Restricted Junior Payment, pay monthly interest payments due, or reserve monthly in cash for payment of the next quarterly interest payments due in the aggregate amount of $176,500 per month, with the ability to pay out reserved cash amounts quarterly to pay such quarterly interest payments when due, (d) any Loan Party making any amendment or other change to the organizational documents of itself or any other Loan Party except as required by this Agreement and approved by the Required Lenders, or (e) any Loan Party taking action in furtherance of any of the foregoing.

“Prepayment Premium” has the meaning specified in the Financing Agreement.

“Prior 13-Week Forecast” has the meaning specified in Section 4.04 of this Agreement.

“Releasing Party” and “Releasing Parties” have the meaning specified in Section 8 of this Agreement.

“Specified Defaults” has the meaning specified in the third recital of this Agreement.

1.02. Rules of Interpretation. Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section or Exhibit shall be to a Section or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2. Agreement to Make Incremental Term Loans. Pursuant to Section 2.23 of the Financing Agreement, each Incremental Term Lender hereby agrees, severally and not jointly, to provide its respective Incremental Term Loan Commitment as set forth on Schedule A annexed hereto on the terms set forth in this Agreement, and its Incremental Term Loan Commitment shall be binding as of the Effective Date. Each Incremental Term Lender hereby agrees, severally and not jointly, to make an Incremental Term Loan to the Borrower having the same terms as the Term Loans on the Effective Date in the amount of its Incremental Term Loan Commitment. The Incremental Term Loans shall be subject in all respects to the terms of the Financing Agreement. Without limiting the foregoing, the Incremental Term Loans shall (i) be evidenced by the Financing Agreement as provided in Section 2.6 thereof, (ii) bear interest at the rate, and such interest on the Incremental Term Loan shall be payable, as provided in Section 2.7 of the Financing Agreement, provided that during the Forbearance Period, Section 2.9 shall not apply to the Incremental Term Loans, (iii) mature and be payable together with all other Term Loans on the Term Loan Maturity Date as provided in Sections 2.1(a) 2.12, 2.13, 2.15 and 8 of the Financing Agreement, in each case together with any Prepayment Premium provided for in the Financing Agreement, (iv) be secured by all of the Collateral pursuant to the Collateral Documents, (v) together with interest thereon and all other obligations incurred by Borrower in connection therewith, constitute Obligations under the Financing Agreement, (vi) constitute and be treated as Term Loans for all purposes under the Financing Agreement, including without limitation, Sections 2.14 and 2.16 therein. Each Incremental Term Lender (a) represents and warrants that it is legally authorized to enter into this Agreement; (b) confirms that it has received a copy of the Loan Agreement, this Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with the terms of the Loan Agreement all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender, including its obligations pursuant to Section 9.8 of the Loan Agreement. Each Incremental Term Lender has delivered herewith to the Borrower and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Incremental Term Lender may be required to deliver to the Borrower and the Administrative Agent pursuant Loan Agreement. This Agreement constitutes an Additional Credit Extension Amendment. For avoidance of doubt (A) Section 2.12(c) of the Financing Agreement applies to prepayments of Incremental Term Loans, (B) Section 2.10, providing for a two percent (2.0%) original issue discount, shall apply to the

Incremental Term Loan and shall be paid on the Effective Date, and (C) the Required Lenders hereby waive the requirement of Section 2.23(b)(ii) of the Financing Agreement that no Default or Event of Default shall have occurred and be continuing at the time of funding of an incremental loan solely with respect to the making of the Incremental Term Loans provided for in this Agreement. This Agreement shall constitute a Funding Notice for the Incremental Term Loans. The first Interest Payment Date applicable to the Incremental Term Loans shall be March 31, 2020.

Section 3. Acknowledgments and Agreements; Limited Forbearance in Respect of Specified Defaults.

3.01. Acknowledgment of Default. To induce the Agent and the Lenders to execute this Agreement, each Loan Party hereby acknowledges, stipulates, represents, warrants, covenants and agrees as follows:

(a) Each Specified Default constitutes an Event of Default that (i) has occurred, remains uncured, has not been waived and is continuing as of the date of this Agreement and cannot be cured or (ii) is expected to occur during the Forbearance Period and will not be able to be cured. Except for the Specified Defaults, no other Defaults or Events of Default have occurred and are continuing as of the date hereof, or to the best of its knowledge are expected to occur. Except as expressly set forth in this Agreement, the agreements of the Agent and the Lender hereunder to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Loan Documents in respect of the Specified Defaults during the Forbearance Period do not in any manner whatsoever limit any right of any of the Agent and the Lenders to insist upon strict compliance with this Agreement or any Loan Document during the Forbearance Period.

(b) Nothing has occurred that constitutes or otherwise can be construed or interpreted as a waiver of, or otherwise to limit in any respect, any rights, remedies, powers, privileges and defenses any of the Lenders or the Agent have or may have arising as the result of any Event of Default (including any Specified Default) that has occurred or that may occur under the Financing Agreement, the other Loan Documents or applicable law. The Agent’s and the Lender’s actions in entering into this Agreement are without prejudice to the rights of any of the Agent and the Lenders to pursue any and all remedies under the Loan Documents pursuant to applicable law or in equity available to each of them in each such Person’s sole discretion upon the termination (whether upon expiration thereof, upon acceleration or otherwise) of the Forbearance Period.

(c) The aggregate outstanding principal amount of the Loans as of February 26, 2020 (the “Balance Date”) (including loans made on the Closing Date and interest paid in kind pursuant to Section 2.7(b) of the Financing Agreement) was equal to $25,376,908.87 and accrued and unpaid interest thereon (excluding interest paid “in kind”) as of the Balance Date was equal to $219,933.21. The foregoing amounts do not include interest from the Balance Date through the Term Loan Maturity Date and the fees, expenses and other amounts that are chargeable or otherwise reimbursable under the Loan Documents.

(d) All of the assets pledged, assigned, conveyed, mortgaged, hypothecated or transferred to the Agent pursuant to the Collateral Documents are (and shall continue to be) subject to valid and enforceable liens and security interests of the Agent, as collateral security for all of the Obligations, subject to no Liens other than Liens permitted by the Financing Agreement. Each Loan Party hereby reaffirms and ratifies its prior conveyance to the Agent pursuant to the Collateral Documents of a continuing security interest in and Lien on the Collateral.

(e) The obligations of the Loan Parties under this Agreement of any nature whatsoever, whether now existing or hereafter arising, constitute “Obligations” for all purposes of the Loan Documents and the term “Obligations” when used in any Loan Document shall include all such obligations hereunder.

(f) All interest accruing and/or payable during the Forbearance Period shall be paid in immediately available United States Dollars on the date when due pursuant to the Financing Agreement.

(g) Each member of the Lender has acted reasonably, in good faith, and in compliance with applicable law in connection with the negotiation and enforcement of the Financing Agreement, the other Loan Documents, and this Agreement.

(h) As of the Effective Date, no Restricted Junior Payments of the type described in clauses (a), (b) or (c) of such definition have occurred, been requested, noticed, demanded or otherwise triggered, nor are otherwise due, owing and unpaid.

3.02. Limited Forbearance. Subject (a) to the satisfaction of the conditions precedent set forth in Section 6 below and (b) to the continuing effectiveness and enforceability of the Loan Documents in accordance with their terms, the Agent and the Lenders agree to forbear in the exercise of their respective rights, remedies, powers, privileges and defenses under the Loan Documents solely in respect of the Specified Defaults for the period (the “Forbearance Period”) commencing on the Effective Date and ending automatically and without further action or notice on the Forbearance Termination Date; provided that (i) except as expressly provided in this Agreement, each Loan Party shall comply with all agreements, limitations, restrictions, terms, covenants and prohibitions that would otherwise be effective or applicable under the Loan Documents, and (ii) that nothing herein shall be construed as a waiver by the Agent or any Lender of any Specified Default. Required Lenders hereby further agree to suspend until the Forbearance Termination Date the accrual of interest at the post-default rate provided for in Section 2.9 of the Financing Agreement, such that interest paid timely in cash at the Fixed Rate on each Interest Payment Date occurring on or before the Forbearance Termination Date shall constitute payment of all interest due on each such Interest Payment Date. For avoidance of doubt, Section 2.9 of the Financing Agreement shall be automatically reinstated into full force and effect commencing on the first calendar day after the Forbearance Termination Date.

3.03. Termination of Forbearance Period. Upon the occurrence of the Forbearance Termination Date, the agreement of the Agent and the Lender to comply with any of their obligations hereunder, including the agreement to forbear, shall automatically and without any further action or notice terminate and be of no force and effect; it being expressly agreed that the effect of the termination of the Forbearance Period will be to permit the Agent and the Lenders to exercise, or cause the exercise of, any rights, remedies, powers, privileges and defenses available to any of them under the Financing Agreement, the other Loan Documents or applicable law, immediately, without any further notice, demand, passage of time, presentment, protest or forbearance of any kind (all of which each Loan Party waives). Covenants of the Loan Parties under this Agreement that do not expressly provide that they terminate on the Forbearance Termination Date shall remain in full force and effect following the Forbearance Termination Date, and this Agreement shall continue to constitute a Loan Document for all purposes following the Forbearance Termination Date.

Section 4. Covenants.

4.01. Information Rights. At all times and as requested by the Agent, Borrower shall provide the Agent and the Lenders with all information related to the business performance of the Loan Parties as Agent may request. The provisions of this Section 4.01 shall be in addition to any other information sharing requirements Borrower may have under the Loan Documents and this Agreement.

4.02. Expenses. In furtherance of and without limiting any such obligation under the Financing Agreement, Borrower shall pay on a current basis and in cash all costs and expenses of the Agent and the Lender, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with this Agreement, the transactions contemplated by this Agreement, the Loan Documents and the Obligations thereunder, together with any reimbursable amounts and indemnified amounts owed to the Agent or any Lender pursuant to the Financing Agreement.

4.03. Restructuring Milestone. Borrower and the Guarantors hereby agree that during the period commencing after the Effective Date and ending on or before March 31, 2020, Borrower and the Guarantors shall have received additional cash equity contributions in the aggregate amount of $6,000,000 in immediately available funds in consideration of issuance to the persons providing such cash equity of Capital Stock of the Borrower that is not Disqualified Capital Stock and on terms and documentation acceptable to Required Lenders (the “Liquidity Milestone”).

4.04. Cash-Flow Reporting. On the first Business Day of each calendar week beginning with the first full week following the Effective Date, Borrower shall deliver to the Lender an updated rolling 13-week cash flow forecast (the “13-Week Forecast”), which 13-Week Forecast shall include (x) the immediately following week after the 13-week period contained in the most recently delivered 13-Week Forecast (the “Prior 13-Week

Forecast”) and the same (or updated) next 12-week forecast as in the Prior 13-Week Forecast, based on Borrower’s reasonable cash flow projections and consistent with past practice, and showing projected cash flow for the next 13 weeks in addition to a historical comparison of actual performance to projected performance based on the Prior 13-Week Forecast, (y) an updated written report on all of the operations of the Loan Parties, including, without limitation, reporting of variances from budget on a weekly basis and updates on operations and sales, and (z) compliance with Sections 4.05, 4.06 and 4.07 of this Agreement. The 13-Week Forecast shall be certified by the Chief Financial Officer of Borrower, or another authorized officer of Borrower acceptable to the Lenders, as having been prepared in good faith, on a reasonable basis and consistent with past practice.

4.05. Investments. No Loan Party shall make any Investment without the prior written consent of the Required Lenders.

4.06. Asset Sales. No Loan Party shall dispose of any asset other than as expressly permitted by Section 6.9(e), including any other disposition otherwise permitted by the Loan Documents or this Section 4, without the prior written consent of the Required Lenders.

4.07. Material Actions. No Loan Party shall take any Material Action without the prior written consent of the Required Lenders.

4.08. Transport Financial Solutions. The A/R Lenders, including, without limitation, Transport Financial Solutions, shall continue to make advances to the applicable “Seller” under the various A/R Credit Agreements in the same manner, including the making of A/R Loan advances in excess of the formula provided for in such A/R Credit Agreements, as such advances were being made on the Closing Date, including without limitation advancing against “Accounts” that are not expected to be paid to a Loan Party by the applicable account debtor for up to six weeks after the advance thereon by such A/R Lender.

4.09. Monthly Budget Updates. Commencing with respect to March 2020, Borrower shall also deliver an updated budget for calendar year 2020 (“2020 Budget”), broken out by month and otherwise in form and substance acceptable to Required Lenders, including, without limitation, entries for gross revenue and net revenue, for each month that commences during the Forbearance Period with a comparison to the prior 2020 Budget for such month, not later than the twentieth (20th) day of each month immediately prior to the month to which such updated 2020 Budget pertains. The first such updated 2020 Budget is due April 20, 2020.

4.10. Additional Financial Covenants.

(a) Cash Reporting. On or before Tuesday of each week during the Forbearance Period commencing in March, 2020, the Company shall deliver to Agent (i) a cash flow statement of the Company and its Subsidiaries with respect to the prior week in form and substance acceptable to Required Lenders, together with (ii) a calculation of aggregate outstanding accounts payable by the Company and its Subsidiaries as of the last day of the prior month and (iii) the aggregate ending bank account balances of the Company and its Subsidiaries as of the close of business on Friday of each prior week.

(b) Minimum Cash Flow. Company and its Subsidiaries shall not permit total cash flow less expenditures paid in cash during such period for the Company and its Subsidiaries with respect to each full month during the Forbearance Period, to be less than amounts specified below (or in the case of a negative number denoted by “< >,” more negative) for such month (subtracting therefrom the amount of cash payment of non-recurring expenditures set forth on Schedule B hereto and actually made in cash in such month):

Month	Cash Flow Net of Expenditures
April, 2020	<$1,788,000>
May, 2020	$873,000
June, 2020	<$1,550,000>
July, 2020	$4,000
August, 2020	$1,542,000
September, 2020	$254,000

Note that except in the case of the contingency line item, each line item of non-recurring expenditure on Schedule B is a separate allowance and amounts not used under one line item of non-recurring expenditure cannot be used to supplement the amount of another line item of non-recurring expenditure. For avoidance of doubt, the contingency line item can be applied both to other one-time expenditures not itemized on Schedule B and to supplement a line item that is itemized on Schedule B.

(c) Maximum Accounts Payable. The aggregate amount of accounts payable of the Company and its Subsidiaries on the last day of each month commencing with March, 2020 shall not exceed the aggregate amount of accounts payable of the Company and its Subsidiaries that were outstanding on the Effective Date.

(d) Minimum Weekly Cash Balance. Commencing in April, 2020, the aggregate ending bank account balances of the Company and its Subsidiaries as of the close of business on (i) the Friday that is closest to the 15th day of each calendar month shall be not less than $200,000 and (ii) the last Business Day of each calendar month shall be not less than $500,000, in each case during the Forbearance Period.

4.11. Opinions. Within ten (10) Business Days following the Effective Date, the Required Lenders shall have received a favorable written opinion covering due authorization, execution and delivery of this Agreement, the warrant agreement referred to in Section 6.08 and the equity issuance referred to in Section 6.07, addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

Section 5. Representations and Warranties. Each of the Loan Parties represents and warrants to the Agent and the Lenders that (a) the representations and warranties set forth in Article IV of the Financing Agreement (other than the Excepted Representations), and in each of the other Loan Documents, are true and complete on the Effective Date as if made on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to Article IV of the Financing Agreement to “this Agreement” included reference to this Agreement, (b) no Loan Party maintains any deposit accounts, securities accounts or commodities accounts except as set forth on Schedule 4.30 to the Financing Agreement and (c) Schedule 4.2 to the Financing Agreement accurately sets forth the ownership of all of the equity interests issued by Borrower and each other Loan Party as of the date hereof.

Section 6. Conditions Precedent. The effectiveness of this Agreement and the obligations of the Lender hereunder are subject to the satisfaction, or waiver by the Lender, of the following conditions:

6.01. Counterparts. Receipt by Agent of counterparts of this Agreement executed by Borrower, each Guarantor and Lenders constituting the “Required Lenders” under the Existing Financing Agreement.

6.02. Expenses. Payment, in cash, of the total of (i) $125,000 plus all accrued expenses, paid “on account” of accrued and unpaid costs and expenses of Agent and the Lender including all fees, disbursements and expenses of their respective legal and financial advisors through January 15, 2020, the unpaid balance of which remains due, owing and unpaid by the Borrower to the Agent and the Lender, and (ii) all costs and expenses of the Agent and the Lender incurred in respect of this Financing Agreement since January 15, 2020, including without limitation all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with the negotiation, preparation and consummation of this Agreement, the warrant agreement and related work, as per invoice delivered concurrently with the Effective Date. For avoidance of doubt, Loan Parties authorize the Incremental Term Lender to directly apply the proceeds of the Incremental Term Loans to the satisfaction of this Obligation.

6.03. Form of Opinions. Required Lenders shall have received a draft form of favorable written opinion covering due authorization, execution and delivery of this Agreement, the warrant agreement referred to in Section 6.08 and the equity issuance referred to in Section 6.07, addressed to Agent and the Lenders and in a form reasonably satisfactory to the Required Lenders.

6.04. Collateral Documents. The Agent and its counsel shall be satisfied that all control agreements and other Collateral Documents required under the Loan Documents have been delivered and are in full force and effect, and all required perfection and priority steps with respect thereto shall have been taken.

6.05. No Default. No Default or Event of Default other than the Specified Defaults shall have occurred and be continuing.

6.06. Representations and Warranties. As of the Effective Date, the representations and warranties contained in this Agreement, the Financing Agreement (other than the Excepted Representations) and in each other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as if made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

6.07. Cash Equity Infusion. On, or not more than forty-eight hours prior to, the Effective Date, Borrower and the Guarantors shall have received additional cash equity contributions in the aggregate amount of $3,100,000 in immediately available funds in consideration of the issuance to the persons providing such cash equity of Capital Stock of the Borrower that is not Disqualified Capital Stock and that is issued by the Borrower on terms and documentation acceptable to Required Lenders.

6.08. Warrants. The Incremental Term Lender shall have received warrants to purchase up to 3,650,000 shares of the common Capital Stock of the Borrower at the price of $2.50 per share and otherwise on terms and documentation acceptable to the Incremental Term Lender. The foregoing warrants shall be issued by Borrower free and clear of any withholding or deduction, including on account of any form of taxes.

6.09. Officer Certificate. A certificate of an officer of Borrower as to the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents or will execute any other documents in connection herewith on behalf of the Obligors.

6.10. Corporate Documents. Certified copies duly enacted resolutions of, or consents by, the governing body or person of each Loan Party authorizing the making and performance by it of this Agreement.

6.11. 2020 Budget. Borrower shall have delivered its budget for calendar year 2020 (“2020 Budget”), broken out by month and otherwise in form and substance acceptable to Required Lenders, including, without limitation, entries for gross revenue and net revenue, and attached hereto as Exhibit A.

6.12. Other. All documents, certificates and instruments relating to this Agreement shall be in form and substance acceptable to the Lenders.

Section 7. No Waiver; Reservation of Rights. The Agent and each of the Lenders have not waived, and are not waiving, by the execution of this Agreement or the acceptance of any payments hereunder or under the Financing Agreement any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, or its respective rights, remedies, powers, privileges and defenses arising as a result thereof or otherwise, and no failure on the part of the Agent or the Lenders to exercise and no delay in exercising, including without limitation the right to take any enforcement actions, and no course of dealing with respect to, any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or any other Loan Document, at law or in equity or otherwise, arising as the result of any Default or Event of Default (including any Specified Default) whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents or the occurrence thereof or any other action by Loan Parties and no acceptance of partial performance or partial payment by the Agent or the Lenders, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, privilege or defense hereunder, under the Financing Agreement or under any other Loan Document, at law, in equity or otherwise, preclude any other or further exercise thereof or the exercise of any other right, remedy, power, privilege or defense, nor shall any failure to specify any Default or Event of Default in this Agreement constitute any waiver of such Default or Event of Default. The rights, remedies, powers, privileges and defenses provided for herein, in the Financing Agreement and the other Loan Documents are cumulative and, except as expressly provided hereunder, may be exercised separately, successively or concurrently at the sole discretion of the Agent and the Lenders, and are not exclusive of any rights, remedies, powers, privileges and defenses provided at law, in equity or otherwise, all of which are hereby expressly reserved. Notwithstanding the existence or content of any communication by or between the Borrower or any Guarantor and the Agent or any Lender, or any of their representatives, including, but not limited to, any Agent, regarding any Default or Event of Default, no waiver, forbearance, or other similar action by the Agent or any Lender with regard to such Default or Event of Default, whether now existing or hereafter arising under the Financing Agreement or any of the other Loan Documents, shall be effective unless the same has been reduced to writing and executed by authorized representatives of the percentage of Lenders required under the applicable provisions of the Financing Agreement, the applicable Loan Parties and every other entity deemed necessary or desirable by the percentage of Lenders required under the applicable provisions of the Financing Agreement. Borrower and each Guarantor acknowledges and agrees that, both before and after giving effect to this Agreement, Borrower and each Guarantor is, jointly and severally, indebted to the Lenders and the other Secured Parties for the Obligations (including the Obligations in respect of the Incremental Term Loans provided pursuant to this Agreement), without defense, counterclaim or offset of any kind. The Borrower and each Guarantor hereby ratifies and reaffirms the validity, enforceability and binding nature of such Obligations both before and after giving effect to this Agreement (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity). Borrower and each Guarantor hereby ratifies and reaffirms the validity and enforceability (except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity) of the Liens and security interests granted to Collateral Agent for the benefit of the Secured Parties to secure all of the Obligations (including the Obligations in respect of the Incremental Term Loans provided pursuant to this Agreement) by Borrower and each Guarantor pursuant to the Loan Documents to which any of Borrower or such other Guarantor is a party and hereby confirms and agrees that notwithstanding the effectiveness of this Agreement, and except as expressly amended by this Agreement, each such Loan Document is, and shall continue to be, in full force and effect and each is hereby ratified and confirmed in all respects.

Section 8. Release. Each Loan Party, on behalf of itself, its Subsidiaries and Affiliates, and each of their successors, representatives, assignees and, whether or not claimed by right of, through or under any Loan Party, past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby fully, finally, and forever remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Agent and the Lenders, and the Agent’s and each Lender’s respective successors, representatives, assignees and past, present and future employees, agents, representatives, officers, directors, members, managers, principals, affiliates, shareholders, trustees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any of the foregoing would be liable if such persons or entities were found to be liable to any Releasing Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, defenses, rights of setoff, charges, demands, counterclaims, suits, debts, obligations, liabilities, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, circumstance, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with, in respect of or relating to this Agreement, the Financing Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

Section 9. Confirmation of Loan Documents. Each of the Loan Parties hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party, and each of the Guarantors hereby confirms its obligations under Article VII of the Financing Agreement. By its execution on the respective signature lines provided below, each of the Loan Parties hereby acknowledges and agrees that the Financing Agreement, as amended by this Agreement, remains in full force and effect and is enforceable by the Agent and the Lenders pursuant to its terms. By its execution on the respective signature lines provided below, each of the Loan Parties hereby confirms and ratifies all of its obligations and the Liens granted by it under the Collateral Documents to which it is a party and confirms that all references in such Collateral Documents to the “Financing Agreement” (or words of similar import) refer to the Financing Agreement as amended hereby without impairing any such obligations or Liens in any respect.

Section 10. Amendments. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Borrower and the Required Lenders (or Agent acting at the direction of the Required Lenders).

Section 11. Miscellaneous. Except as herein expressly provided, the Financing Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect. This Agreement is a “Loan Document” under the Financing Agreement for all purposes and all obligations of the Loan Parties under this Agreement are Obligations under the Financing Agreement. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without application of any choice of law provisions that would require the application of the law of another jurisdiction.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

GUARANTORS:

EVO CNG, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

THUNDER RIDGE TRANSPORT, INC., a Missouri corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO EQUIPMENT LEASING, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO SERVICES GROUP, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

FINKLE TRANSPORT INC., a New Jersey corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

RITTER TRANSPORT, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

JOHN W. RITTER TRUCKING, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

W.E. GRAHAM, INC., a Tennessee corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

URSA MAJOR CORPORATION, a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

SHEEHY MAIL CONTRACTORS, INC., a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

J.B. LEASE CORPORATION, a Wisconsin corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

JOHMAR LEASING COMPANY, LLC, a Maryland limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

COURTLANDT AND BROWN ENTERPRISES L.L.C., a New Jersey limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

RITTER TRANSPORTATION SYSTEMS, INC., a Maryland corporation

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

TITAN CNG LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

ENVIRONMENTAL ALTERNATIVE FUELS, LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO HOLDING COMPANY LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO LOGISTICS LLC, a Delaware limited liability company

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and Collateral Agent

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

LENDERS

ANTARA CAPITAL MASTER FUND LP As a Lender under the Existing Financing Agreement and as an Incremental Term Lender

By: Antara Capital LP, not in its individual corporate capacity, but solely as Investment Advisor and agent

By:	Antara Capital GP LLC, its general partner

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Managing Member

SCHEDULE A

INCREMENTAL TERM LOAN COMMITMENTS

Incremental Term Loan Lender	Incremental Term Loan Commitment
ANTARA CAPITAL MASTER FUND LP	$3,214,285.71

SCHEDULE B